EXHIBIT 15.2

34/F, Tower 3, China Central Place, 77 Jianguo Road, Beijing 100025, China

Telephone: (86-10) 5809-1000     Facsimile: (86-10) 5809-1100

To: iQIYI, Inc.

Intertrust Corporate Services (Cayman) Limited,

190 Elgin Avenue, George Town,

Grand Cayman KY1-9005,

Cayman Islands

March 15, 2019

Dear Sir/Madam:

We hereby consent to the reference of our name under the heading “Item 4.C. Information on the Company—Organizational Structure” and “Item 10.E. Additional Information—Taxation—People’s Republic of China Taxation” in iQIYI, Inc.’s Annual Report on Form 20-F for the year ended December 31, 2018 (the “Annual Report”), which will be filed with the Securities and Exchange Commission (the “SEC”) in the month of March 2019, and further consent to the incorporation by reference into the Registration Statement (Form S-8 No. 333-225165) pertaining to iQIYI, Inc.’s 2000 Equity Incentive Plan and 2017 Share Incentive Plan of the summary of our opinion under the heading “Item 4.C. Information on the Company—Organizational Structure” and “Item 10.E. Additional Information—Taxation—People’s Republic of China Taxation” in the Annual Report. We also consent to the filing of this consent letter with the SEC as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Very truly yours,

/s/ Jingtian & Gongcheng
Jingtian & Gongcheng